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EXHIBIT 10.63                                             Dated: August 23, 1999



                            SECURED PROMISSORY NOTE
                            -----------------------


     FOR VALUE RECEIVED, the undersigned hereby promises to pay to Lifeline Systems, Inc., a Massachusetts corporation with its principal offices in Framingham, Massachusetts ("Lifeline"), or order, the principal sum of Three Hundred Thousand ($300,000) Dollars in or within five (5) years from the date hereof. The outstanding principal balance hereunder shall, commencing August 24, 1999, bear interest at the rate of 6.77% per annum, payable annually in arrears. This Note may be paid prior to maturity in whole or in part at the discretion of the Maker; provided that all principal and accrued interest hereunder shall be due and payable in full within ninety (90) days of the Maker's termination of employment with Lifeline for any reason. The obligation to pay the interest and principal on account of this Note is secured by a pledge of 16,552 shares of Common Stock of Lifeline, pursuant to a Security and Pledge Agreement of even date hereof which Security and Pledge Agreement sets forth the rights and obligations of the parties in the event of default as defined in said Pledge Agreement.

     Payment of principal and interest hereunder shall be made in lawful money of the United States at the offices of Lifeline, 111 Lawrence Street, Framingham, Massachusetts.

     Maker of this Note hereby waives notice, presentation, and demand and shall be liable for all reasonable expenses of collection in the event of default including counsel fees of the Payee.

     IN WITNESS WHEREOF, the undersigned has executed the within Note under seal as of the date first above-mentioned.


/s/ Sheryl Sigrist                           /s/ Ronald Feinstein
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          Witness                                        Ronald Feinstein